Exhibit 10.5

EXCISE TAX GROSS-UP AGREEMENT

THIS EXCISE TAX GROSS-UP AGREEMENT (this “Agreement”) by and between Education Realty Trust, Inc., a Maryland corporation (the “Company”), and Lindsey Mackie (“Executive” and, together with the Company, the “Parties”) is effective as of June 25, 2018 (the “Effective Date”).

WHEREAS, the Company has determined that the Executive is or may be a disqualified individual as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, in connection with the transactions contemplated under the proposed Agreement and Plan of Merger, by and among the Company, GSHGIF, LP, a Delaware limited partnership, and various other parties (the “Merger”), Executive may receive payments that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”); and

WHEREAS, the Company has agreed to provide the Executive with a gross-up payment in the event the Executive is required to pay an Excise Tax.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  If any payments or benefits paid or provided or to be paid or provided to the Executive or for his or her benefit pursuant to the terms of an employment agreement, change in control agreement, severance agreement or plan, the lapse or termination of any restriction under any other agreement, policy, plan, program or arrangement or otherwise in connection with, or arising out of, his or her employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the Excise Tax, then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all income taxes, all employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments. If a Gross-Up Payment becomes payable, such Gross-Up Payment will be paid by the Company to the Executive within ten (10) business days of the receipt of the Company-selected organization’s determination described in Section 2 and, in all events, will be paid no later than the end of the Executive’s tax year following the Executive’s tax year in which the Executive remits the related tax payments.

2.                  Determination of whether a Gross-Up Payment is required pursuant to this Agreement (and any related undertakings including determining the amount of reasonable compensation attributable to any applicable non-competition covenants), and, if applicable, the amount of such Gross-Up Payment will be made at the Company’s expense by one or more organizations selected by the Company. Any determination by the organization(s) appointed by the Company shall be binding upon the Company and its successors and assigns and, including with respect to the Executive’s tax return filing, the Executive.

3.                  For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

4.                  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (an “Overpayment”). If it is determined that an Underpayment has occurred, the organization(s) appointed by the Company shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. If it is determined that an Overpayment has occurred, the organization(s) appointed by the Company shall determine the amount of the Overpayment that has occurred and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Securities Exchange Act of 1934, as amended or otherwise violates applicable law, repayment shall not be required. The Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax. Any payment under this Section 4 or Section 5 must be made (a) in cases where an Underpayment determined as a result of the audit or litigation, by the end of the Executive’s tax year immediately following the Executive’s tax year in which the Executive remits the resulting taxes to the taxing authority; or (b) in cases where taxes are determined not to be due as a result of the audit or litigation (and the reimbursement therefore relates only to expenses incurred in connection with the audit or litigation), by the end of the taxable year of the Executive immediately following the tax year of the Executive in which the audit is complete or there is a final and nonappealable settlement or other resolution of the litigation.

5.                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment resulting in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a)               give the Company any information reasonably requested by the Company relating to such claim,

(b)               take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c)               cooperate with the Company in good faith in order to effectively contest such claim, and

(d)               permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest shall be limited to issues that may impact Gross-Up Payments under this Section 5, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

6.                  Notwithstanding anything to the contrary herein, the Executive’s rights under this Agreement shall survive the termination of his or her employment for any reason and the termination or expiration of this Agreement for any reason; provided, that this Agreement shall only apply in respect of the Merger and the Executive shall have no rights hereunder in the event of a “change in control ownership or effective control” within the meaning of Code Section 280G other than the Merger.

7.                  The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

8.                  This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with the Executive to cause the Executive to sign this Agreement.

9.                  This Agreement shall be binding on the Company’s successors and assigns, including, without limitation, successors through a change in control, or other merger, name change, consolidation or sale of a majority of the Company’s stock or assets and shall be binding upon the Executive. The Executive shall not have the right to assign his or her rights or obligations under this Agreement.

10.              The laws of the State of Tennessee shall govern this Agreement. If Tennessee’s conflict of law rules would apply another state’s laws, the Parties agree that Tennessee law shall still govern The Executive agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Tennessee. The Executive consents to the personal jurisdiction of the state and/or federal courts located in Tennessee. The Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue in any action brought in such courts.

11.               The Executive acknowledges that he or she has carefully read this Agreement, knows and understands its terms and conditions and has had the opportunity to ask the Company any questions he or she may have had prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

EDUCATION REALTY TRUST, INC.

By:	/s/ Randall L. Churchey
Name: Randall L. Churchey
Title: Chief Executive Officer

Date:	June 25, 2018

Lindsey Mackie

/s/ Lindsey Mackie

Date:	June 25, 2018

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